As filed with the Securities and Exchange Commission on May 18, 2011

Registration No. 333-171903

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

LinkedIn Corporation

(Exact name of Registrant as specified in its charter)

Delaware	7370	47-0912023
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2029 Stierlin Court

Mountain View, CA 94043

(650) 687-3600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey Weiner

Chief Executive Officer

LinkedIn Corporation

2029 Stierlin Court

Mountain View, CA 94043

(650) 687-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey D. Saper, Esq. Katharine A. Martin, Esq. Jon C. Avina, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Erika Rottenberg, Esq. Lora D. Blum, Esq. LinkedIn Corporation 2029 Stierlin Court Mountain View, CA 94043 (650) 687-3600	Eric C. Jensen, Esq. John T. McKenna, Esq. Cooley LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94304 (650) 843-5000

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-171903) is solely to file Exhibits 5.1 and 23.1. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. All the expenses below will be paid by the Registrant.

Item	Amount
SEC registration fee	$47,104
FINRA filing fee	41,072
NYSE listing fee	250,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	1,350,000
Printing and engraving expenses	200,000
Transfer agent and registrar fees and expenses	20,000
Blue Sky fees and expenses	15,000
Miscellaneous fees and expenses	376,824

Total	$3,800,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated certificate of incorporation to be in effect upon the completion of this offering provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws to be in effect upon the completion of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15.	Recent Sales of Unregistered Securities

Since January 1, 2008, the Registrant made sales of the following unregistered securities:

Sales of Preferred Stock

From June 2008 through September 2008, the Registrant sold an aggregate of 6,599,987 shares of its Series D preferred stock to a total of 13 accredited investors at a purchase price per share of $11.47, for an aggregate purchase price of $75,701,851.

In May 2010, the Registrant sold 70,365 shares of its Series A preferred stock to an accredited investor on the exercise of an outstanding warrant at a purchase price per share of $0.32 for an aggregate purchase price of $22,500.

Option and Common Stock Issuances

From January 1, 2008 through April 15, 2011, the Registrant granted to its employees, consultants and other service providers options to purchase an aggregate of 15,642,793 shares of common stock under the Registrant’s Amended and Restated 2003 Stock Incentive Plan, or the 2003 Plan, at exercise prices ranging from $1.50 to $22.59 per share, which includes options to purchase shares of common stock that were repriced on a one-for-one basis to $2.32 per share in February 2009.

From January 1, 2008 through April 15, 2011, the Registrant granted to certain executive officers, directors and other investors options and rights to purchase an aggregate of 8,631,662 shares of common stock under the 2003 Plan at exercise prices ranging from $2.00 to $22.59 per share, which includes options to purchase shares of common stock that were repriced on a one-for-one basis to $2.32 per share in February 2009.

From January 1, 2008 through April 15, 2011, the Registrant issued and sold to its employees, consultants and other service providers an aggregate of 2,990,359 shares of common stock upon the exercise of options under the 2003 Plan at exercise prices ranging from $0.03 to $19.63 per share, for an aggregate exercise price of $7,868,041.

From January 1, 2008 through April 15, 2011, the Registrant issued and sold to certain executive officers, directors and other investors an aggregate of 2,510,475 shares of common stock upon the exercise of options under the 2003 Plan at exercise prices ranging from $0.46 to $22.59 per share, for an aggregate exercise price of $7,045,252.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits and Financial Statements

(a) Exhibits

Exhibit Number	Description of Exhibit
1.1#	Form of Underwriting Agreement.
3.1#	Amended and Restated Certificate of Incorporation, as amended, of LinkedIn Corporation, as currently in effect.
3.2#	Form of Amended and Restated Certificate of Incorporation of LinkedIn Corporation, to be in effect upon completion of the offering.
3.3#	Bylaws of LinkedIn Corporation, as currently in effect.
3.4#	Form of Amended and Restated Bylaws of LinkedIn Corporation, to be in effect upon completion of the offering.

Exhibit Number	Description of Exhibit
3.5#	Form of Amendment to Amended and Restated Certificate of Incorporation of LinkedIn Corporation, to be filed prior to this offering.
4.1#	Form of LinkedIn Corporation’s Class A Common Stock Certificate.
4.2#	Form of LinkedIn Corporation’s Class B Common Stock Certificate.
4.3#	Third Amended and Restated Investors’ Rights Agreement, by and among LinkedIn Corporation and the investors listed on Exhibit A thereto, dated June 13, 2008.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1+#	Amended and Restated 2003 Stock Incentive Plan and Form of Stock Option Agreement.
10.2+#	2011 Equity Incentive Plan and Form of Stock Option Agreement under 2011 Equity Incentive Plan.
10.3#	Form of Indemnification Agreement by and between LinkedIn Corporation and each of its directors and executive officers.
10.4+#	Offer Letter, between LinkedIn Corporation and Jeffrey Weiner, dated September 9, 2009, effective June 24, 2009, as amended.
10.5+#	Offer Letter, between LinkedIn Corporation and Steven Sordello, dated June 14, 2007.
10.6+#	Offer Letter, between LinkedIn Corporation and David Henke, dated October 28, 2009.
10.7+#	Offer Letter, between LinkedIn Corporation and Dipchand Nishar, dated November 17, 2008.
10.8+#	Offer Letter, between LinkedIn Corporation and Erika Rottenberg, dated May 22, 2008.
10.9+#	Form of Stock Purchase Agreements by and between LinkedIn Corporation and Steven Sordello, and schedule of omitted material details thereto.
10.10+#	Form of Option Exercise and Repurchase Agreements by and between LinkedIn Corporation and Jeffrey Weiner, Steven Sordello, Dipchand Nishar and Erika Rottenberg, and schedule of omitted material details thereto.
10.11+#	2010 Executive Bonus Compensation Plan.
10.12#	Membership Units Purchase Agreement by and between LinkedIn Corporation and Reid Hoffman, dated June 13, 2008.
10.13#	Master Services Agreement by and between LinkedIn Corporation and Equinix Operating Co., Inc., dated February 27, 2008.
10.13A†#	Amendment No. 1 to the Master Services Agreement by and between LinkedIn Corporation and Equinix Operating Co., Inc., dated June 1, 2010.
10.14#	Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated March 20, 2007.
10.14A#	First Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated September 24, 2007.
10.14B#	Second Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated June 25, 2008.
10.14C#	Third Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated December 18, 2009.
10.14D#	Fourth Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated March 3, 2010.
10.14E#	Fifth Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated December 17, 2010.
10.15#	Sublease by and between LinkedIn Corporation and Omnicell, Inc., dated January 4, 2011.
10.16#	Sublease by and between LinkedIn Corporation and Actel Corporation, dated February 18, 2010.
10.17+#	2011 Employee Stock Purchase Plan.
10.18+#	Form of Supplement to Offer Letters by and between LinkedIn Corporation and Jeffrey Weiner, Steven Sordello, David Henke, Dipchand Nishar and Erika Rottenberg.
10.19+#	Change of Control Agreement between LinkedIn Corporation and Michael Gamson, dated as of May 5, 2011.
10.20+†#	2011 Executive Bonus Compensation Plan.

Exhibit Number	Description of Exhibit
21.1#	List of subsidiaries.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
23.2#	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
24.1#	Power of Attorney (see page II-5 of the original filing of this registration statement).
99.1#	Consent of International Planning & Research.

+	Indicates a management contract or compensatory plan.
†	Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should be granted confidential treatment.
#	Previously filed.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 17th day of May, 2011.

LINKEDIN CORPORATION

By:	/s/ Jeffrey Weiner
Jeffrey Weiner Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Weiner Jeffrey Weiner	Chief Executive Officer and Director (principal executive officer)	May 17, 2011

/s/ Steven Sordello Steven Sordello	Senior Vice President and Chief Financial Officer (principal financial officer)	May 17, 2011

/s/ Kent Buller Kent Buller, CPA	Corporate Controller (principal accounting officer)	May 17, 2011

* A. George “Skip” Battle	Director	May 17, 2011

* Reid Hoffman	Chair of the Board of Directors	May 17, 2011

* Leslie Kilgore	Director	May 17, 2011

* Stanley Meresman	Director	May 17, 2011

* Michael Moritz	Director	May 17, 2011

* David Sze	Director	May 17, 2011

*By :	/s/ Erika Rottenberg
Erika Rottenberg Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1#	Form of Underwriting Agreement.
3.1#	Amended and Restated Certificate of Incorporation, as amended, of LinkedIn Corporation, as currently in effect.
3.2#	Form of Amended and Restated Certificate of Incorporation of LinkedIn Corporation, to be in effect upon completion of the offering.
3.3#	Bylaws of LinkedIn Corporation, as currently in effect.
3.4#	Form of Amended and Restated Bylaws of LinkedIn Corporation, to be in effect upon completion of the offering.
3.5#	Form of Amendment to Amended and Restated Certificate of Incorporation of LinkedIn Corporation, to be filed prior to this offering.
4.1#	Form of LinkedIn Corporation’s Class A Common Stock Certificate.
4.2#	Form of LinkedIn Corporation’s Class B Common Stock Certificate.
4.3#	Third Amended and Restated Investors’ Rights Agreement, by and among LinkedIn Corporation and the investors listed on Exhibit A thereto, dated June 13, 2008.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1+#	Amended and Restated 2003 Stock Incentive Plan and Form of Stock Option Agreement.
10.2+#	2011 Equity Incentive Plan and Form of Stock Option Agreement under 2011 Equity Incentive Plan.
10.3#	Form of Indemnification Agreement by and between LinkedIn Corporation and each of its directors and executive officers.
10.4+#	Offer Letter, between LinkedIn Corporation and Jeffrey Weiner, dated September 9, 2009, effective June 24, 2009, as amended.
10.5+#	Offer Letter, between LinkedIn Corporation and Steven Sordello, dated June 14, 2007.
10.6+#	Offer Letter, between LinkedIn Corporation and David Henke, dated October 28, 2009.
10.7+#	Offer Letter, between LinkedIn Corporation and Dipchand Nishar, dated November 17, 2008.
10.8+#	Offer Letter, between LinkedIn Corporation and Erika Rottenberg, dated May 22, 2008.
10.9+#	Form of Stock Purchase Agreements by and between LinkedIn Corporation and Steven Sordello, and schedule of omitted material details thereto.
10.10+#	Form of Option Exercise and Repurchase Agreements by and between LinkedIn Corporation and Jeffrey Weiner, Steven Sordello, Dipchand Nishar and Erika Rottenberg, and schedule of omitted material details thereto.
10.11+#	2010 Executive Bonus Compensation Plan.
10.12#	Membership Units Purchase Agreement by and between LinkedIn Corporation and Reid Hoffman, dated June 13, 2008.
10.13#	Master Services Agreement by and between LinkedIn Corporation and Equinix Operating Co., Inc., dated February 27, 2008.
10.13A†#	Amendment No. 1 to the Master Services Agreement by and between LinkedIn Corporation and Equinix Operating Co., Inc., dated June 1, 2010.
10.14#	Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated March 20, 2007.
10.14A#	First Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated September 24, 2007.
10.14B#	Second Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated June 25, 2008.
10.14C#	Third Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated December 18, 2009.
10.14D#	Fourth Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated March 3, 2010.
10.14E#	Fifth Amendment to Lease by and between LinkedIn Corporation and Britannia Hacienda VIII LLC, dated December 17, 2010.

Exhibit Number	Description of Exhibit
10.15#	Sublease by and between LinkedIn Corporation and Omnicell, Inc., dated January 4, 2011.
10.16#	Sublease by and between LinkedIn Corporation and Actel Corporation, dated February 18, 2010.
10.17+#	2011 Employee Stock Purchase Plan.
10.18+#	Form of Supplement to Offer Letters by and between LinkedIn Corporation and Jeffrey Weiner, Steven Sordello, David Henke, Dipchand Nishar and Erika Rottenberg.
10.19+#	Change of Control Agreement between LinkedIn Corporation and Michael Gamson, dated as of May 5, 2011.
10.20+†#	2011 Executive Bonus Compensation Plan.
21.1#	List of subsidiaries.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
23.2#	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
24.1#	Power of Attorney (see page II-5 of the original filing of this registration statement).
99.1#	Consent of International Planning & Research.

+	Indicates a management contract or compensatory plan.
†	Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should be granted confidential treatment.
#	Previously filed.